EXHIBIT 21
ASHERXINO CORPORATION
LIST OF SUBSIDIARIES

The following is a list of subsidiaries of AsherXino Corporation.

Name	Where Incorporated or Organized

ASHER Energy Transactions Services Limited	Nigeria